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                                                            EXHIBIT 5.1

              [LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL]




                                                            FILE NUMBER
                                                               863042


                                January 12, 1998

     Getty Realty Holding Corp.
     125 Jericho Turnpike
     Jericho, New York 11753

                 Re: Registration Statement on Form S-4
                     filed on January 12, 1998

     Ladies and Gentlemen:

          We have served as Maryland counsel to Getty Realty Holding Corp., a Maryland corporation (the "Company"), in connection with certain matters of Maryland law arising out of the issuance by the Company of up to (a) 14,000,000 shares of common stock (the "Common Shares"), $0.01 par value per share, of the Company (the "Common Stock"), to the shareholders of Getty Realty Corp., a Delaware corporation ("Getty"), and (b) 3,000,000 shares of Series A Participating Convertible Redeemable Preferred Stock (the "Preferred Shares"), $0.01 par value per share, of the Company (the "Preferred Stock"), to (i) holders of units of partnership interest in Power Test Investors Limited Partnership, a New York limited partnership ("PTI"), and (ii) CLS General Partnership Corp., a Delaware corporation ("CLS"), in exchange for the general partnership interest in Power Test Realty Company Limited Partnership, a New York limited partnership. The Common Shares and the Preferred Shares are being issued pursuant to the Agreement and Plan of Reorganization and Merger by and among Getty, PTI and CLS, dated as of December 16, 1997 (the "Merger Agreement"), pursuant to which Getty and PTI will become wholly owned subsidiaries of the Company, as described in the above referenced Registration Statement (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"). Capitalized terms used but not defined herein shall have the meanings given to them in the Registration Statement.

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Getty Realty Holding Corp.
January 12, 1998
Page 2

     In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

     1. The charter of the Company, certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

     2. The Bylaws of the Company, certified as of a recent date by its Secretary;

     3. Resolutions adopted by the Board of Directors of the Company, or a duly authorized committee thereof, relating to (i) the issuance of the Common Shares and (ii) the issuance of the Preferred Shares;

     4. The Merger Agreement;

     5. A certificate of the SDAT, as of a recent date, as to the good standing of the Company;

     6. A certificate executed by the Secretary of the Company, dated the date hereof; and

     7. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

     In expressing the opinion set forth below, we have assumed, and so far as is known to us there are no facts inconsistent with, the following:

     1. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

     2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.



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Getty Realty Holding Corp.
January 12, 1998
Page 3

     3. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

     4. Any Documents submitted to us as originals are authentic. Any Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There are no oral or written modifications or amendments to the Documents, and there has been no waiver of any of the provisions of the Documents, by action or omission of the parties or otherwise.

     5. Articles Supplementary relating to the Preferred Shares will be filed by the Company and accepted for record by the SDAT prior to the issuance of any Preferred Shares.

     The phrase "known to us" is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

     Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

     1. The Company is a corporation duly incorporated and validly existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

     2. The Common Shares have been duly and validly authorized and, when and if issued in accordance with the resolutions of the Board of Directors of the Company authorizing their issuance and the Merger Agreement, will be duly and validly issued, fully paid and nonassessable.

     3. The Preferred Shares have been duly and validly authorized and, when and if issued in accordance with the resolutions of the Board of Directors of the Company authorizing their issuance and the Merger Agreement, will be duly and validly issued, fully paid and nonassessable.

     The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws (including the securities laws of the State of Maryland).

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Getty Realty Holding Corp.
January 12, 1998
Page 4

     We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

     This opinion is being furnished to you for submission to the Securities and Exchange Commission as an exhibit to the Registration Statement.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm in the section entitled "Legal Matters" in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

                                           Very truly yours,


                                           /s/ Ballard Spahr Andrews
                                                 & Ingersoll